Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 29, 2006, relating to the consolidated financial statements and consolidated financial statement schedule of DealerTrack Holdings, Inc. and subsidiaries, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Selected Historical Consolidated Financial Data” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Melville, New York
August 25, 2006